Checkpoint Systems, Inc.
101 Wolf Drive
Thorofare, NJ 08086 USA

Tel.: +800-257-5540
Fax: +856-848-0937
www.checkpointsystems.com

News

COMPANY CONTACT:
James Lucania
856-384-2480

CHECKPOINT SYSTEMS, INC. ANNOUNCES
THIRD QUARTER 2015 RESULTS

•	3Q Reported Revenue and EBITDA In Line with Company Expectations

•	Repurchased 439,000 Shares for $3.4 Million in 3Q

•	Revised 2015 Guidance to Reflect Near-Term Uncertainties and Continuing FX Headwinds

•	Company Targeting $20 million Additional Cost Reductions

•	Company New Project Pipeline Strengthens Considerably

THOROFARE, N.J., November 3, 2015 - Checkpoint Systems, Inc. (NYSE: CKP) ("the Company") today reported financial results for the fiscal third quarter ended September 27, 2015. For more details on the Company’s financial results, please see the supplemental presentation materials, “Third Quarter 2015 Financial Review,” posted to the Company’s website at http://ir.checkpointsystems.com and furnished to the SEC on Form 8-K.

George Babich, Checkpoint Systems’ President and Chief Executive Officer said, "Third quarter results were squarely in line with our expectations and slightly ahead of our plan for the first nine months of the year, on a constant currency basis. Since our last quarterly report, we have successfully deployed our new E10 2.0 dual RF/RFID-enabled antennas in more than 700 stores for a customer in North America and are currently executing our previously-announced EAS swap-out project in Asia. However, a number of risks and uncertainties have emerged over the past few weeks that we expect to have a material impact on our fourth quarter results. First, a number of our large North American retail customers have announced reorganizations, restructurings, mergers or spending cuts. Orders for our EAS Consumables and Alpha products have been particularly impacted by these near-term events in what is typically our busiest seasonal quarter. As a result, underabsorption in our factories due to slowdowns in production to match reduced orders likely will cause lower than anticipated gross profit margins in the fourth quarter. Second, in our largest ALS markets, several of our competitors continue to aggressively quote for open nomination new business. We anticipate the resulting market average selling price erosion will continue to negatively impact our ALS gross profit margins in the near term. Finally, foreign currency translation effects have reduced our full year revenue expectation by an additional $3 million. As a result of these circumstances, I am disappointed, but feel it prudent to reduce our 2015 full year guidance.”

Additional Cost Reduction Initiatives

Mr. Babich added, “In response to this lower level of activity and in line with our continuing efficiency efforts, we have targeted an additional $20 million of cost reduction initiatives which will be added to our current Profit Enhancement Plan. While plans are still being developed, we expect to generate approximately $15 million of these cost reductions by the end of 2016, with the remainder coming in the following fiscal years."

Pipeline

Mr. Babich added, “Our pipelines continue to strengthen with new customer activity as well as stronger R&D productivity. In 2015 we are on pace to file twice the number of patents as were filed in 2012, 2013 and 2014 combined. We also remain extremely optimistic about the long term opportunity in RFID. We are now in discussion, proof of concept, pilot, or partial deployment phases of our Merchandise Visibility solutions with more than 40 retailers across the globe. Additionally we have added several significant EAS pilots to our project pipeline. We believe it is not prudent to include projects of such large scale and scope in our short and long-term projections, but it is clear that the conversion of a small handful of these projects to enterprise-wide rollouts would dramatically change our near-term top and bottom line trajectory."

Return of Capital

Mr. Babich concluded, “Despite these near-term setbacks, we continue to believe in the future of Checkpoint and believe that our stock is undervalued. To that end, during the third quarter we repurchased approximately 439,000 shares, returning an additional $3.4 million in capital to our shareholders, and we expect to continue opportunistic repurchases of our shares in the public market."

Selected Discussion and Analysis of Third Quarter 2015 Results

•	Net revenues decreased 9.1% to $145.9 million compared with $160.6 million for the third quarter of 2014, due to an organic decrease of 0.7% and foreign currency effects of 8.4%.
◦
Merchandise Availability Solutions (MAS) revenues decreased 8.2% to $98.7 million versus the third quarter of 2014, completely driven by foreign currency translation effects of $9.7 million or 9.0%. MAS revenue increased on a constant currency basis by 0.8%. Organic increases in our EAS businesses and Alpha were partially offset by a decrease in RFID solution sales reflecting the sunset of projects in both Europe and North America without comparable completed projects in the third quarter of 2015.

◦
Apparel Labeling Solutions (ALS) revenues decreased 8.2% to $38.0 million due to foreign currency translation effects of $2.1 million, or 5.1%, and a 3.1% organic revenue decline. RFID label revenues grew 20% year-over-year, while sales in our legacy ticket and tag business declined 6.9%, primarily due to competitive pricing pressures in our Asian factories.

◦
Retail Merchandising Solutions (RMS) revenues decreased 21.5% to $9.2 million. Foreign currency translation effects were $1.8 million, or 15.5%, while organic revenues declined 6.0%, reflecting softness in our indirect markets worldwide.

•	Gross profit margin was 40.2%, 400 basis points lower than the third quarter of 2014.
◦
MAS gross profit margin was 45.2%, 340 basis points lower than the 48.6% recorded in the third quarter of 2014. The decrease was principally due to unfavorable manufacturing variances in our factories from lower production volumes, higher input costs, unfavorable sales mix and the impact of the stronger US Dollar eroding overall supply chain margins.

◦
ALS gross profit margin was 28.0%, 640 basis points lower than the 34.4% recorded in the third quarter of 2014. The decrease was due to average selling price erosion in certain geographies due to market oversupply, partially offset by volume increases in both RFID labels and legacy tickets and tags.

◦
RMS gross profit margin was 37.1%, 150 basis points lower than the 38.6% recorded in the third quarter of 2014. The decrease was primarily due to lower sales and production volumes partially offset by our cost reduction initiatives.

•
SG&A expenses were $48.9 million compared with $55.5 million in the third quarter of 2014. The decrease is primarily related to foreign currency translation effects of $4.4 million, the reversal of a portion of our performance incentive accrual, and a decrease of our incentive award expense. The benefits of our cost reduction initiatives were offset by incremental spending increases related to our strategic initiatives and some one-time consulting costs in the quarter.

•
Operating loss was $2.1 million compared with $10.8 million of operating income in the third quarter of 2014. The 2015 operating loss includes a $6.6 million one-time, non-cash, litigation contingency accrual.

•	Net loss was $0.09 per diluted share versus net loss of $0.10 per diluted share in the third quarter of 2014.

•	Non-GAAP operating income was $4.5 million compared with $11.5 million in the third quarter of 2014. (See accompanying Reconciliation of GAAP to Non-GAAP Financial Measures.)

•	Non-GAAP earnings per diluted share was $0.07 compared with $0.22 in the third quarter of 2014. (See accompanying Reconciliation of GAAP to Non-GAAP Financial Measures.)

•	Adjusted EBITDA was $11.6 million, compared with $19.2 million in the third quarter of 2014. (See accompanying Reconciliation of GAAP to Non-GAAP Financial Measures.)

•
Cash provided by operating activities was $8.1 million compared with $20.6 million in the third quarter of 2014. Capital expenditures were $3.4 million in the third quarter of 2015 compared to $6.1 million in the third quarter of 2014.

Outlook for 2015

Based on an assessment of market conditions, current customers' orders and commitments, and assuming continuation of current foreign exchange rates, Checkpoint is revising its guidance for 2015. This guidance does not include the impact of acquisitions, divestitures, restructuring and one-time or unusual charges resulting from litigation fees or settlements and gains or losses generated by non-routine operating matters which we may record during the year.

Projected income taxes for the year can be impacted by changes in the mix of pre-tax income and losses in the countries in which we operate. For example, the valuation allowance on U.S. deferred tax assets results in a GAAP tax rate on U.S. pre-tax income or losses of essentially 0%. When the mix of income or losses shifts from the U.S. to a country where the income tax rate is in the normal range, our effective tax rate will increase. The combination of these and other factors can have a material effect on the amount of reported income tax expense, and therefore our earnings per share, when compared with the projections that are the basis of our outlook.

James Lucania, Acting Chief Financial Officer and Treasurer, said, “Given the uncertainties in our business outlook we are revising our Revenue and EBITDA guidance ranges and we are withdrawing our Non-GAAP diluted net earnings per share guidance. With the relatively low base of pre-tax income and the significant volatility of our effective tax rate depending in which country each marginal dollar of income is earned, we believe EPS is no longer a valuable metric with which analysts can evaluate our stock. The withdrawal of our EPS guidance is completely unrelated to the previously announced restatement of our first and second quarter 2015 financial statements. This restatement was primarily related to the quarterly phasing of our income tax provision within the fiscal year and has no bearing on cash income tax expense for the full fiscal year. We continue to expect fiscal year 2015 cash income tax expense of between $5 million and $6 million.”

•	Net revenues are expected to be in the range of $575 million to $600 million, with the top end of the guidance range reduced from $625 million.
•	Adjusted EBITDA is expected to be in the range of $50 million to $60 million, versus prior guidance of $55 to $68 million.

Checkpoint Systems will host a conference call tomorrow November 4, 2015, at 8:30 a.m. Eastern Time, to discuss its third quarter 2015 results. The call will be simultaneously broadcast live over the Internet. Listeners may access a webcast of the call at http://ir.checkpointsystems.com. A replay will be available following the event.

Checkpoint Systems, Inc.

Checkpoint Systems is a global leader in merchandise availability solutions for the retail industry, encompassing loss prevention and merchandise visibility. Checkpoint Systems provides end-to-end solutions enabling retailers to achieve accurate real-time inventory visibility, accelerate the replenishment cycle, prevent out-of-stocks and reduce theft, thus improving merchandise availability and the shopper’s experience. Checkpoint Systems' solutions are built upon 45 years of radio frequency technology expertise, innovative high-theft and loss prevention solutions, market-leading RFID hardware, software, and comprehensive labeling capabilities, to brand, secure and track merchandise from source to shelf. Checkpoint Systems' customers benefit from increased sales and profits by implementing merchandise availability solutions, to ensure the right merchandise is available at the right place and time when consumers are ready to buy.

For more information, visit www.checkpointsystems.com.

Caution Regarding Forward-Looking Statements

This press release includes information that constitutes forward-looking statements. Forward-looking statements often address our expected future business and financial performance, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” or “will.” By their nature, forward-looking statements address matters that are subject to risks and uncertainties. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include: the impact upon operations of accounting policies review and improvement; the impact upon operations of legal and compliance matters or internal controls review, improvement and remediation, including the detection of wrongdoing, improper activities, or circumvention of internal controls; our ability to successfully implement our strategic plan; our ability to manage growth effectively including our ability to integrate acquisitions and to achieve our financial and operational goals for our acquisitions; changes in economic or international business conditions; foreign currency exchange rate and interest rate fluctuations; lower than anticipated demand by retailers and other customers for our products; slower commitments of retail customers to chain-wide installations and/or source tagging adoption or expansion; possible increases in per unit product manufacturing costs due to less than full utilization of manufacturing capacity as a result of slowing economic conditions or other factors; our ability to provide and market innovative and cost-effective products; the development of new competitive technologies; our ability to maintain our intellectual property; competitive pricing pressures causing profit erosion; the availability and pricing of component parts and raw materials; possible increases in the payment time for receivables as a result of economic conditions or other market factors; our ability to comply with covenants and other requirements of our debt agreements; changes in regulations or standards applicable to our products; our ability to successfully implement global cost reductions in operating expenses including, field service, sales, and general and administrative expense, and our manufacturing and supply chain operations without significantly impacting revenue and profits; our ability to maintain effective internal control over financial reporting; risks generally associated with information systems upgrades and our company-wide implementation of an enterprise resource planning (ERP) system and additional matters disclosed in our Securities and Exchange Commission filings.

For a more detailed discussion of these and other factors, see “Risk Factors” and “Management’s Discussion and Analysis of Results of Operations and Financial Condition” in our 2014 Form 10-K, filed on March 5, 2015 with the Securities and Exchange Commission as amended by our Amendment No. 1 to our Annual Report on Form 10-K/A filed on November 3, 2015 with the Securities and Exchange Commission. The forward-looking statements included in this document are made only as of the date of this document, and we undertake no obligation to update these statements to reflect subsequent events or circumstances, other than as may be required by law.

Checkpoint Systems, Inc.
Consolidated Balance Sheets
(amounts in thousands)
(unaudited)

	September 27, 2015	December 28, 2014
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$98,050	$135,537
Accounts receivable, net of allowance of $6,472 and $8,526	112,182	131,720
Inventories	92,729	91,860
Other current assets	17,125	25,928
Deferred income taxes	5,173	5,557
Total Current Assets	325,259	390,602
REVENUE EQUIPMENT ON OPERATING LEASE, net	1,016	1,057
PROPERTY, PLANT, AND EQUIPMENT, net	76,405	76,332
GOODWILL	165,986	173,569
OTHER INTANGIBLES, net	55,772	64,940
DEFERRED INCOME TAXES	22,692	25,284
OTHER ASSETS	5,957	6,882
TOTAL ASSETS	$653,087	$738,666
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Short-term borrowings and current portion of long-term debt	$185	$236
Current portion of financing liability	6,139	—
Accounts payable	40,602	48,928
Accrued compensation and related taxes	21,056	27,511
Other accrued expenses	45,740	44,204
Income taxes	511	1,278
Unearned revenues	8,051	7,663
Restructuring reserve	1,937	6,255
Accrued pensions — current	4,113	4,472
Other current liabilities	16,253	17,504
Total Current Liabilities	144,587	158,051
LONG-TERM DEBT, LESS CURRENT MATURITIES	65,201	65,161
FINANCING LIABILITY	25,777	33,094
ACCRUED PENSIONS	99,299	108,920
OTHER LONG-TERM LIABILITIES	28,505	30,140
DEFERRED INCOME TAXES	14,292	15,369
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Preferred stock, no par value, 500,000 shares authorized, none issued	—	—
Common stock, par value $.10 per share, 100,000,000 shares authorized, 46,197,226 and 45,840,171 shares issued, 41,722,379 and 41,804,259 shares outstanding	4,620	4,584
Additional capital	425,198	441,882
Accumulated deficit	(28,373)	(12,331)
Common stock in treasury, at cost, 4,474,847 and 4,035,912 shares	(74,930)	(71,520)
Accumulated other comprehensive (loss) income, net of tax	(51,089)	(34,684)
TOTAL STOCKHOLDERS' EQUITY	275,426	327,931
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$653,087	$738,666

Checkpoint Systems, Inc.
Consolidated Statements of Operations
(amounts in thousands, except per share data)
(unaudited)

	Quarter		Nine months
	(13 weeks) Ended		(39 weeks) Ended
	September 27, 2015	September 28, 2014	September 27, 2015	September 28, 2014
Net revenues	$145,930	$160,595	$422,022	$478,926
Cost of revenues	87,204	89,630	245,262	273,168
Gross profit	58,726	70,965	176,760	205,758
Selling, general, and administrative expenses	48,923	55,480	152,120	165,195
Research and development	5,281	3,971	14,745	11,663
Restructuring expense	(5)	459	1,583	2,692
Litigation matters	6,584	—	15,564	—
Acquisition costs	15	291	135	291
Other operating income	—	—	(493)	—
Operating (loss) income	(2,072)	10,764	(6,894)	25,917
Interest income	179	323	638	875
Interest expense	971	1,062	2,899	3,517
Other gain (loss), net	852	10	364	(518)
(Loss) earnings before income taxes	(2,012)	10,035	(8,791)	22,757
Income tax expense	1,979	14,110	7,251	17,107
Net (loss) earnings	$(3,991)	$(4,075)	$(16,042)	$5,650

Net (loss) earnings per common share:
Basic (loss) earnings per share	$(0.09)	$(0.10)	$(0.37)	$0.13
Diluted (loss) earnings per share	$(0.09)	$(0.10)	$(0.37)	$0.13

Dividend declared per share	$—	$—	$0.50	$—

Reconciliation of Non-GAAP Financial Measures in Accordance with SEC Regulation G

Checkpoint Systems, Inc. reports financial results in accordance with U.S. GAAP and herein provides some Non-GAAP measures. These Non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. These Non-GAAP measures are intended to supplement presentation of our financial results that are prepared in accordance with GAAP. We use the Non-GAAP measures presented to evaluate and manage our operations internally. We are also providing this information to assist investors in performing additional financial analysis that is consistent with financial models developed by research analysts who follow us.

We use Adjusted EBITDA in assessing our performance in addition to net earnings determined in accordance with GAAP. We believe this Non-GAAP measure serves as an appropriate measure to be used in evaluating the performance of our business and helps our investors better compare our operating performance with the operating performance of our competitors. We define Adjusted EBITDA as operating income (loss) plus Non-GAAP adjustments, plus other gain (loss), net excluding foreign exchange gain (loss), plus depreciation and amortization expense, plus stock compensation expense. We reference this Non-GAAP financial measure frequently in our decision-making because it provides supplemental information that facilitates internal comparisons to the historical operating performance of prior periods and external comparisons to competitors’ historical operating performance. Adjusted EBITDA should not be considered in isolation from, and is not intended to represent an alternative measure of, operating results or of cash flows from operating activities, as determined in accordance with GAAP. Our definition of Adjusted EBITDA may not be comparable to similarly titled measurements reported by other companies.

Set forth below is a reconciliation of the Non-GAAP financial measures used in this release to the most directly comparable measures based on GAAP.

Checkpoint Systems, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(amounts in thousands, except percentages)
(unaudited)

	Quarter		Nine months
	(13 weeks) Ended		(39 weeks) Ended
Reconciliation of GAAP to Non-GAAP Operating (Loss) Income and Adjusted EBITDA:	September 27, 2015	September 28, 2014	September 27, 2015	September 28, 2014
Net revenues, as reported	$145,930	$160,595	$422,022	$478,926

Operating (loss) income, as reported	(2,072)	10,764	(6,894)	25,917

Non-GAAP Adjustments:

Management transition expense	—	—	827	—
Restructuring expenses	(5)	459	1,583	2,692
Litigation settlement	6,584	—	15,564	—
Acquisition costs	15	291	135	291
Adjusted Non-GAAP operating income	4,522	11,514	11,215	28,900
Other gain (loss), net (a)	—	47	—	(18)
Depreciation and amortization expense	5,982	6,222	19,188	18,712
Stock compensation expense	1,118	1,451	4,116	4,349
Adjusted EBITDA	$11,622	$19,234	$34,519	$51,943

GAAP operating margin	(1.4)%	6.7%	(1.6)%	5.4%
Adjusted Non-GAAP operating margin	3.1%	7.2%	2.7%	6.0%

(a) Represents other gain (loss), net per the Consolidated Statements of Operations less foreign exchange gain (loss).

Checkpoint Systems, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures continued
(amounts in thousands, except per share data)
(unaudited)

	Quarter		Nine months
	(13 weeks) Ended		(39 weeks) Ended
Reconciliation of GAAP to Non-GAAP Net (Loss) Earnings:	September 27, 2015	September 28, 2014	September 27, 2015	September 28, 2014
(Loss) earnings, as reported	$(3,991)	$(4,075)	$(16,042)	$5,650

Non-GAAP Adjustments:

Management transition expense, net of tax	—	—	827	—
Restructuring expenses, net of tax	37	967	1,339	2,636
Litigation settlement, net of tax	6,584	—	15,564	—
Acquisition costs, net of tax	15	291	135	291
Interest expense on financing liability, net of tax	359	391	1,065	1,180
Valuation allowance adjustments, net		11,628	(967)	11,628
Adjusted net earnings	$3,004	$9,202	$1,921	$21,385

Reported diluted shares	42,975	42,090	42,864	42,321
Adjusted diluted shares	43,076	42,398	43,073	42,321

Reported net (loss) earnings per share - diluted	$(0.09)	$(0.10)	$(0.37)	$0.13
Adjusted net earnings per share - diluted	$0.07	$0.22	$0.04	$0.51